    As filed with the Securities and Exchange Commission on January 17, 1997
                                                           File No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                       SUBSTANCE ABUSE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its Charter)

             Delaware                                        22-2806310
      (State or other jurisdic-                          (I.R.S. Employer
       tion of incorporation                              Identification No.)
       or organization)


                               4517 NW 31st Avenue
                            Ft. Lauderdale, FL 33309
                                 (954) 739-9600
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                               Mr. Robert Stutman
                       Substance Abuse Technologies, Inc.
                               4517 NW 31st Avenue
                          Ft. Lauderdale, Florida 33309
                                 (954) 739-9600
            (Name, address and telephone number of agent for service)


                                     Copy to
                             Robert W. Berend, Esq.
                               Gold & Wachtel, LLP
                              110 East 59th Street
                            New York, New York 10022
                                 (212) 909-9500

Approximate date of commencement of the proposed sale to the public: As soon as practicable following the date on which this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



                                           Proposed         Proposed
Title of each                              Maximum          Maximum
Class of                  Offering         Aggregate        Amount of
Securities                Amount to be     Price            Offering        Registration
to be Registered          Registered       Per Unit(1)      Price(1)        Fee(2)
----------------          ------------     ---------        -----------     ------------
Common Stock, $.01 par      3,180,000       $2.007(3)       $6,382,260(3)      $1,934
value, issuable upon        shares
exercise of warrants

Common Stock. $.01 par      2,500,000       $2.00(4)        $5,000,000(4)      $1,515
value, issuable upon        shares
conversion of notes

Common Stock, $.01 par        450,000       $2.125(5)       $  956,250(5)      $  290
value                          shares
                                                            Total              $3,739

(1)   Estimated solely for the purpose of calculating the registration fee.

(2)   Rounded to the nearest dollar.

(3) Pursuant to Rule 457(g) under the Securities Act, the weighted average of the exercise prices of the outstanding warrants was used for the purpose of calculating the registration fee.

(4) Pursuant to Rule 457(h) under the Securities Act, the conversion price of the notes was used for the purpose of calculating the registration fee.

(5) Pursuant to Rule 457(c) under the Securities Act, the closing sales price of the SAT Common Stock as reported on the American Stock Exchange on January 14, 1997 was taken as the offering price of the shares for the purpose of calculating the registration fee.

(6) An indeterminate number of securities is being registered pursuant to Rule 416 under the Securities Act to cover any adjustment in the number of shares issuable as a result of the anti-dilution provisions of the warrants and the convertible notes.




The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET

Pursuant to Item 501(b) of Regulation S-K

      Registration Statement
      Item Number and Caption                Prospectus Caption
      -----------------------                ------------------
1.    Forepart of the Registration           Cover Page of Registration
      Statement and Outside Front            Statement and Outside
      Cover Page of Prospectus               Front Cover Page of Prospectus

2.    Inside Front and Outside Back          Inside Front Cover Page
      Cover Pages of Prospectus              of Prospectus; Outside Back
                                             Cover Page of Prospectus

3.    Summary Information,                   Risk Factors; Prospectus
      Risk Factors and Ratio of              Summary and Ratio of Earnings
      Earnings to Fixed Charges              to Fixed Charges Are Not Applicable

4.    Use of Proceeds                        Use of Proceeds

5.    Determination of Offering Price        Not Applicable

6.    Dilution                               Dilution

7.    Selling Security Holders               Selling Stockholders

8.    Plan of Distribution                   Cover Page; Plan of Distribution

9.    Description of Securities              Not Applicable
      to be Registered

10.   Interests of Named Experts             Not Applicable
      and Counsel

11.   Material Changes                       Material Changes

12.   Incorporation of Certain               Incorporation of Certain
      Information by Reference               Information by Reference

13.   Disclosure of Commission               Commission Position on
      Position on Indemnification            Indemnification
      for Securities Act Liabilities

PROSPECTUS

                       SUBSTANCE ABUSE TECHNOLOGIES, INC.

               3,180,000 SHARES OF SAT COMMON STOCK ISSUABLE UPON
              EXERCISE OF WARRANTS, 2,500,000 SHARES OF SAT COMMON
             STOCK ISSUABLE UPON CONVERSION OF CONVERTIBLE NOTES AND
                 450,000 SHARES OFFERED BY SELLING STOCKHOLDERS


      Substance Abuse Technologies, Inc. ("SAT") is offering, by this Prospectus, an aggregate of 3,180,000 shares of its Common Stock, $.01 par value (the "SAT Common Stock"), issuable upon the exercise of (1) Common Stock purchase warrants expiring June 30, 2000 (the "June 30 Warrants") to purchase at $2.00 per share an aggregate of 2,500,000 shares of the SAT Common Stock, (2) 500,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of Common Stock purchase warrants expiring three years from the date of this Prospectus (the "January __Warrants") and (3) 180,000 shares of the SAT Common Stock issuable upon the exercise at $2.125 per share of Common Stock purchase warrants granted or to be granted to employees of SAT or subsidiaries thereof (the "Employee Warrants"). SAT will receive gross proceeds of $6,382,500 if all of the foregoing Warrants (including those to be granted) are exercised.

      SAT is also offering, by this Prospectus, an aggregate of 2,500,000 shares of the SAT Common Stock issuable upon the conversion of Convertible Senior Promissory Notes due November 8, 1999 (the "Convertible Notes"). If all of the Convertible Notes are converted, SAT's obligation to repay loans aggregating $5,000,000 in principal amount will be satisfied.

      In addition, the stockholders named in the table under the caption "Selling Stockholders" (the "Selling Stockholders") are offering, by this Prospectus, an aggregate of 450,000 shares of the SAT Common Stock consisting of
(1) 100,000 shares of the SAT Common Stock issuable upon the exercise of a January __ Warrant, (2) 200,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring December 2, 1999 (the "December 2 Warrant"), (3) an aggregate of 50,000 shares of the SAT Common Stock issuable upon the exercise at $1.8125 per share of Common Stock purchase warrants expiring November 15, 1999 (the "Directors Warrants") issued to the five directors of SAT who are not employees of SAT or a subsidiary thereof as annual compensation for such services, (4) an aggregate of 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.8125 per share of Common Stock purchase warrants expiring November 15, 1999 (the "Lenders Warrants") issued to the two holders of the Convertible Notes and (5) an aggregate of 90,000 shares issuable upon the exercise of two of the Employee Warrants because the holders are executive officers of SAT. The Selling Stockholders have advised SAT that, when and if they exercise any of the foregoing Warrants, they may, from time to time, offer the 450,000 shares received upon exercise at the prices then prevailing on the American Stock Exchange or in isolated transactions, at negotiated prices, with institutional or other investors. SAT will not receive any of the proceeds from the sales of the shares of the SAT Common Stock by the Selling Stockholders. The following directors of SAT are among the Selling Stockholders: Alan I. Goldman, John C. Lawn, Peter M. Mark, Michael S. McCord and Lee S. Rosen.

      Since January 2, 1992, the SAT Common Stock has been listed on the American Stock Exchange. During the period January 2, 1992 through October 25, 1996, the SAT Common Stock traded under the symbol "AAA." On October 28, 1996, SAT changed its name from "U.S. Alcohol Testing of America, Inc." to "Substance Abuse Technologies, Inc." As a result of such name change, commencing October 28, 1996, the SAT Common Stock has traded under the symbol "SAU." The closing price of the SAT Common Stock as reported by such Exchange on January 14, 1997 was $2.125.




THE SHARES OFFERED BY THIS PROSPECTUS ARE SPECULATIVE IN THAT THEY INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" COMMENCING ON PAGE 5 HEREOF FOR A DISCUSSION OF MATTERS WHICH SHOULD BE CONSIDERED BY PURCHASERS OF THESE SHARES.

                                                     Underwriting    Proceeds            Proceeds
                               Price to              Discounts and      to               to Other
                               Public                Commissions(4)   Issuer              Persons
                               --------              -------------- ----------          ----------
Per share of Common            $    2.125(1)                0                0          $    2.125(1)
   Stock

Per Warrant share              $    2.007(2)                0       $    2.007(2)                0

Per Note share                 $     2.00(3)                0       $     2.00(3)                0

Total for Common Stock         $  956,250(1)                0                0          $  956,250(1)

Total for Warrant shares       $6,382,500(2)                0       $6,382,500(2)                0

Total for Note shares          $5,000,000(3)                0       $5,000,000(3)                0

-----------------------

(1) Based on the closing sales price of the SAT Common Stock on January 14, 1997 as reported by the American Stock Exchange.

(2)   Based on the weighted average of the exercise prices of the Warrants.

(3)   Based on the conversion price of the Convertible Notes.

(4)   Excludes expenses estimated at $55,000.




THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



            The date of this Prospectus is _______________ ___, 1997

                              AVAILABLE INFORMATION

      SAT is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material relating to SAT can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street N.W., Washington, D.C. 20549 The Commission maintains a Web site that contains reports, proxy and information statements and information regarding registrants that file electronically with the Commission at the following Web site address: http://www.sec.gov. Because the SAT Common Stock is traded on the American Stock Exchange, reports, proxy and information statements and other information concerning SAT can be inspected by contacting the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881.

      SAT has filed with the Commission a Registration Statement on Form S-3, File No. 333- _____ (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to (1) the offer by SAT of an aggregate of 5,680,000 shares of the SAT Common Stock issuable upon (a) the exercise on and after July 1, 1997 at $2.00 per share of the June 30 Warrants to purchase an aggregate of 2,500,000 shares of the SAT Common Stock, (b) the exercise upon the occurrence of certain specified events (see "Plan of Distribution") at $2.00 per share of January ___ Warrants to purchase an aggregate of 500,000 shares of the SAT Common Stock, (c) the exercise on anniversary dates of the respective dates of grant (see "Plan of Distribution") at $2.125 per share of the Employee Warrants to purchase an aggregate of 180,000 shares of the SAT Common Stock, of which Employee Warrants expiring between September 11, 2000 and January 1, 2001 to purchase an aggregate of 201,000 shares are currently outstanding and Employee Warrants to purchase an aggregate of 69,000 shares are still to be granted, and (d) the conversion on and after July 1, 1997 at $2.00 per share of the Convertible Notes to acquire an aggregate of 2,500,000 shares of the SAT Common Stock and (2) the offer by the Selling Stockholders of (a) an aggregate of 450,000 shares of the SAT Common Stock when and if the holders exercise the following Common Stock purchase warrants, all of which are currently exercisable: (i) a January ___ Warrant at $2.00 per share to purchase 100,000 shares of the SAT

Common Stock, (ii) the December 2 Warrant at $2.00 per share to purchase 200,000 shares of the SAT Common Stock, (iii) the Directors Warrants at $1.8125 per share to purchase an aggregate of 50,000 shares of the SAT Common Stock, (iv) the Lenders Warrants at $1.8125 per share to purchase an aggregate of 10,000 shares of the SAT Common Stock and (v) an aggregate of 90,000 shares of the SAT Common Stock when and if two of the holders of the Employee Warrants who are executive officers of SAT exercise their Employee Warrants. The June 30 Warrants, the January ___ Warrants, the Employee Warrants, the December 2 Warrants, the Directors Warrants and the Lenders Warrants are collectively referred to herein as the "Warrants."


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The Company hereby incorporates by reference in this Prospectus the following reports and registration statements of the Company filed pursuant to Sections 12, 13 and 14 of the Exchange Act:

      1. (a) Annual Report on Form 10-K for the fiscal year ended March 31,
             1996;
         (b) Form 10-K/A amending the foregoing filed on September 23, 1996;

      2. (a) Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;
         (b) Form 10-Q/A amending the foregoing filed on September 20, 1996;

      3.     Quarterly Report on Form 10-Q for the quarter ended September 30,
             1996.

      4. (a) Current Report on Form 8-K filed on June 5, 1996;
         (b) Current Report on Form 8-K/A filed on August 5, 1996;
         (c) Current Report on Form 8-K/A filed on August 27, 1996;
         (d) Current Report on Form 8-K/A filed on September 23, 1996;

      5. Notice of Annual Meeting of Stockholders and Proxy Statement dated September 12, 1996; and

      6.     Registration Statement on Form 8-A, File No. 0-18938.

      All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c ), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request of such person, any of the documents incorporated by reference herein, except for the exhibits to such documents. Requests should be directed to Robert Stutman, Chairman of Board and Chief Executive Officer, Substance Abuse Technologies, Inc., at the following address: 4517 North West 31st Avenue, Ft. Lauderdale, Florida 33309 or telephone number: (954) 739-9600. A reasonable fee for duplicating and mailing will be charged for a copy of any exhibit if such exhibit is requested.


                                   THE COMPANY

      SAT was incorporated on April 15, 1987 under the laws of Delaware to design, manufacture and market instruments which measure blood alcohol concentration by breath sample and analyzation. These operations are conducted by the Alcohol Testing Products Division of SAT. Effective October 28, 1996, the name of SAT was changed from U.S. Alcohol Testing of America, Inc. to Substance Abuse Technologies, Inc. SAT maintains its principal executive offices at 4517 N.W. 31st Avenue, Ft. Lauderdale, Florida 33309, and its telephone number is
(954) 739-9600.

      SAT's subsidiaries conduct or conducted the following operations:

      1. U.S. Drug Testing, Inc. ("U.S. Drug"), which is 67.0% owned by SAT and whose common stock trades on the Pacific Coast Stock Exchange, is developing proprietary systems that will test for drug use. SAT is currently seeking to acquire the minority stock interests in U.S. Drug by an offer of shares of the SAT Common Stock to the minority stockholders of U.S. Drug as consideration for their consent to a merger (the "U.S. Drug Merger") of U.S. Drug with and into Drug Testing Acquisition Corp., a wholly-owned subsidiary of SAT. There can be no assurance that the U.S. Drug Merger will be successfully consummated. If the U.S. Drug Merger is consummated, Drug Testing Acquisition Corp. will be merged into SAT and thereafter these operations will be conducted as the Drug Testing Products Division of SAT.

      2. Good Ideas Enterprises, Inc. ("Good Ideas"), which is approximately 60.8% owned by SAT and whose common stock trades in the over-the-counter market, designed, marketed and distributed a variety of traditional toy products for children of various ages. The Good Ideas common stock was delisted from the Pacific Stock Exchange effective January 1, 1997. SAT is currently seeking to acquire the minority stock interests in Good Ideas by an offer of shares of the SAT Common Stock to the minority stockholders of Good Ideas as consideration for their consent to a merger (the "Good Ideas Merger") of Good Ideas Acquisition Corp., a wholly-owned subsidiary of SAT, with and into Good Ideas. Good Ideas was treated as a discontinued operation in SAT's financial statements as of March 31, 1996. There can be no assurance that the Good Ideas Merger will be consummated. SAT intends to sell Good Ideas or its assets whether or not the Good Ideas Merger is consummated and, if no acceptable offer is made, to liquidate Good Ideas as soon as the results of the consent solicitation for the Good Ideas Merger are known.

      3. ProActive Synergies, Inc. ("ProActive"), which is a wholly-owned subsidiary of SAT incorporated in June 1995, provided single source services to assist corporations in their hiring practices ranging from substance abuse testing and background screening to total program management. ProActive was merged into SAT on December 31, 1996 and its operations are now conducted as the Employer Services Division of SAT.

      4. On May 21, 1996, SAT completed its acquisition of Robert Stutman & Associates, Inc. ("RSA"), a provider of corporate drug-free work place programs. Since January 1996, RSA had been designing policies and programs on substance abuse prevention for customers of the ProActive subsidiary. RSA was merged into SAT on December 31, 1996 and its operations are now conducted as the Robert Stutman & Associates Consulting Division of SAT.

      5. Alconet, Inc. ("Alconet"), which is a wholly-owned subsidiary acquired by SAT in March 1995, has developed an alcohol testing network to upload test results and information from various alcohol breath testing devices. Alconet was merged into SAT on December 31, 1996 and its operations are now conducted as part of the Alcohol Testing Products Division of SAT.

      SAT currently operates a division called Biochemical Toxicology Laboratories ("BioTox") which serves as a clinical laboratory performing drug and alcohol testing.

      U.S. Rubber Recycling, Inc. ("USRR"), which was a wholly-owned subsidiary of SAT, manufactured and marketed floor covering products for office and industrial use from used truck and bus tires. On April 30, 1996, USRR sold its assets to an unaffiliated third party and discontinued operations. On December 31, 1996, USRR was dissolved.

      SAT, its subsidiaries and its divisions will be collectively referred to herein as "the Company."


                                  RISK FACTORS

      The shares offered hereby are speculative, involve a high degree of risk and should not be purchased by anyone unable to afford a loss of his entire investment. In analyzing this offering, prospective investors should consider all of the matters set forth below.

      1. Operating Losses. The Company has sustained losses of $45,871,667 from inception through September 30, 1996. Management initiated cost reduction actions to reduce selling, general and administrative expenses in the fiscal year ended March 31, 1996 ("fiscal 1996"), which prospective savings were offset by the $903,000 in combined legal and other expenses paid or reimbursed by SAT and incurred by both SAT and the dissident stockholder group in the May to September 1995 consent solicitation contest, $250,000 in settlement of a claim by two then Alconet officers relating to their then employment and $397,000 of expenses incurred by Alconet, a then subsidiary acquired in March 1995 and not included in the Company's operating results for the fiscal year ended
March 31, 1995 ("fiscal 1995") prior to its acquisition. Without the expenses of the consent solicitation, management believes that the selling, general and administrative expenses can be reduced in the fiscal year ending March 31, 1997 ("fiscal 1997"). During the six months ended September 30, 1996, selling, general and administrative expenses decreased by $196,000 to $2,991,000 from the $3,187,000 in the comparable period in fiscal 1996. The decrease of $196,000 would have been larger except for approximately $353,000 of legal expenses related to the taking private transactions and a registration statement under the Securities Act primarily relating to the shares underlying warrants, relocation and plant closure costs of approximately $100,000 and costs associated with the transition of management of approximately $253,600. However, there can be no assurance that management's expectations as to continuing cost reductions will continue to be realized in fiscal 1997 or thereafter. In addition, management has initiated an effort through SAT's Employer Services Division (formerly ProActive, a subsidiary) to tap the human resource provider market which it believes can result in substantial revenues; acquired RSA on May 21, 1996, which company had been designing drug-free workplace policies and programs for ProActive clients since January 1996; will continue to attempt to sell its toy operations; and has sold on April 30, 1996 the assets of its rubber recycling operations, so that the Company can concentrate on alcohol and drug testing and the related operations of the Robert Stutman & Associates Consulting Division and the Employer Services Division as its core businesses. However, there can be no assurance that management will receive what it considers to be an acceptable offer for Good Ideas. In addition, the Board will liquidate Good Ideas if no acceptable offer is received by the date on which the results of the consent solicitation for the Good Ideas Merger are known. In addition, the decision to develop a saliva based drug testing product, rather than complete first the urine based drug testing product for marketing, will, in the opinion of management, enhance the Company's future growth, but has delayed the receipt of any revenues from U.S. Drug until late in the fiscal year ending March 31, 1998 ("fiscal 1998") at the earliest and probably not until the following fiscal year, assuming successful consummation of the research and development program, as to which there can be no assurance. If the saliva based product reaches a certain stage of development, which currently is not anticipated until the summer of 1997 at the earliest, management will consider the feasibility of obtaining a marketing partner, which partner could fund the later stages of product development, but also would decrease future marketing revenues. Management believes, therefore, that it is currently too speculative to project any revenues from this source. See the section "Lack of Funding May End Possible Drug Testing Products" under this caption "Risk Factors." Accordingly, it is management's belief, especially in view of the significant losses in the fiscal year ended March 31, 1994 ("fiscal 1994"), fiscal 1995, fiscal 1996 and the first six months of fiscal 1997, that, despite these management programs, the Company will not turn profitable in fiscal 1997. Management believes that, as a result of the operations of its Employer Services Division and its Robert Stutman & Associates Consulting Division, the Company, without giving effect to the results of operations of U.S. Drug, will begin to operate at a profit during fiscal 1998 and that it is too speculative at the current time to project in which quarter. There can be no assurance that this objective will be achieved when management anticipates, if at all. Management is also of the opinion that it is currently too speculative to project as to when, if ever, the Company, after giving effect to the results of operations of U.S. Drug will become profitable.

      2. Need for Financing. Management believes that, as a result of (1) its recently consummated sale of the Convertible Notes in the principal amount of $5,000,000, (2) the exercise of Common Stock purchase warrants and a stock option during the period January 1996 through September 30, 1996 resulting in gross proceeds to SAT of $4,770,621, (3) the closing of a private placement pursuant to Regulation D under the Securities Act in December 1995 through February 1996 resulting in gross proceeds of $3,750,000, (4) the contemplated future exercise of Common Stock purchase warrants and (5) management's belief that, except for the cash requirements of U.S. Drug, the Company will begin to have a positive cash flow from operations during fiscal 1998, the Company will be able to meet its cash requirements other than those for U.S. Drug (which will require additional financing) during the next 12 months. However, there can be no assurance that this objective will be achieved and the Company in such event would have to seek new financing, which financing may not be available or, if available, may not be on acceptable terms. In addition, depending on market and other conditions relating to the individual holder, there can be no assurance that the outstanding Common Stock purchase warrants will be exercised and, if exercised, when.

      In the event that the Company is unable to generate sufficient cash flow from operations or from sources other than operations as described in the preceding paragraph (which event, in management's opinion, is not likely to occur based upon the Company's past experience; however, there can be no assurance that management will be successful in its financing efforts), then the Company may have to reduce operations in order to survive, thereby not only resulting in less cash from operations currently, but also delaying future revenue growth. In such event the market price of the SAT Common Stock is likely to drop, not only discouraging the future exercises of SAT's warrants and possibly discouraging potential new investors, but also increasing the risk that a current investor in SAT may lose the value of his, her or its investment.

      3. Lack of Funding May End Possible Drug Testing Products. U.S. Drug will require up to $10,000,000 in addition to the approximately $8,500,000 already expended as of October 31, 1996 to complete the development of a saliva based testing product. Although SAT's management believes that SAT can raise the necessary funds to complete this project, failure to raise the funds will result in no drug testing operations by the Company based on use of its own products. U.S. Drug would, as a result, have to cease operations because it has no other product to market or service to furnish. In addition, the Employer Services Division would, in such circumstances, have to continue to use external drug testing sources for its services, thereby risking increased costs when and if the laboratories currently performing such services increase their charges.

      Prior management had considered the alternative to financing of seeking a development partner which would share the costs. However, current management is of the opinion that use of one of the major pharmaceutical companies to assist in the product development at this stage of development risks giving confidential data to potential competitors. Management also believes that such use may result in marketing rights demands that would later reduce the revenues to the Company assuming successful consummation of the development program. Current management also believes that a potential marketing partner cannot be obtained until there is a working prototype for the instrument and the disposables and certain preliminary clinical data is obtained. Current management does not believe that the prototype will be produced until the summer of 1997 at the earliest and that, at that stage of development, the greater part of the estimated $10,000,000 in development expenses will already have been incurred, making it less beneficial to obtain a development partner at that time. There can be no assurance that a development/marketing partner can be obtained upon acceptable terms, whether at that later date or at all.

      4. Competition. The Company has a variety of competitors depending on the particular aspect of its business, many of which have far greater financial resources and marketing staffs than the Company. There can be no assurance that the Company will be able to compete successfully with these companies.

Alcohol Testing

      The alcohol detection equipment industry is highly competitive. SAT competes with other small companies such as CMI Inc., Intoximeters, Inc. and Lifeloc, Inc., which also offer alcohol testing equipment. Although all of these competitors are believed currently to have greater revenues than SAT from sales of alcohol testing devices, management is of the opinion that only CMI, Inc., which is a subsidiary of MPD, Inc., may have greater financial resources than SAT. In addition, several companies, including Hoffman-LaRoche, Inc. ("Roche") and STC Technologies, Inc., offer an on-site screening saliva based alcohol test. Roche has, and several of these other companies may have, greater revenues and financial resources than the Company.

Drug Testing

      The Company has not received any revenues from U.S. Drug because its products are still in the developmental stage. Currently U.S. Drug is developing two products which will screen for the presence of drugs of abuse, one which will utilize flow immunosensor technology with urine samples as a medium of testing and another which will utilize flow immunosensor technology with saliva samples as a medium of testing. If the products are developed, U.S. Drug will compete with many companies which currently utilize urine samples as a medium of testing, such as Syva (a division of Behring Diagnostics), Roche, Marion Laboratories, Inc., Abbott Laboratories, Inc., Editek, Inc., Hycor Biomedical, Inc., Princeton Biomedical, Inc. and BioSite, Inc., major pharmaceutical companies which also provide substance abuse screening methods. To management's knowledge, no competitor is currently offering a saliva based testing product on an "on site" basis for drugs of abuse. However, management has been advised that at least one and possibly more companies may have such product under development and, accordingly, there can be no assurance that a competitor will not offer such a product in the future. Even if no such product is offered, U.S. Drug anticipates competition from other substance abuse detection methods provided by the major companies mentioned in this paragraph. If U.S. Drug successfully completes development of first its saliva sample testing method and second its urine sample testing method, as to which there can be no assurance, it is not certain whether U.S. Drug will have the financial resources to compete successfully with other companies which have greater resources available to them without the assistance of a major pharmaceutical or other company possessing such resources. There can be no assurance that the assistance of such a company can be obtained, especially because none is currently being sought or will be sought until at least the summer of 1997. In addition, U.S. Drug's delay in bringing a drug testing product to market may adversely affect its future marketing efforts because of the name recognition gained by competitors actively marketing a product during this interim period.

Human Resource Provider Operations

      The Employer Services Division (formerly the ProActive Subsidiary) is a single source service provider, meaning that it is a provider of both substance abuse testing services and background screening services. A single source service provider is a relatively new concept. Additionally, the Company, through the acquisition in May 1996 of RSA, can also provide customized loss prevention services specifically designed to reduce the negative effect of workplace substance abuse. The competition from single source providers which the Employer Services Division currently encounters is primarily from smaller local and regional companies. To management's knowledge, currently there is no single source provider on a national level, which is what the Employer Services Division provides, and there are no providers of customized programs and policies other than the Robert Stutman & Associates Consulting Division. However, Laboratory Corporation of America, through Med-Express, is currently offering background screening services to corporations on a limited basis. Although, the Employer Services Division has experienced personnel in both the drug testing and investigative arena, there can be no assurance that the Employer Services Division will become successful in marketing its services as a single source provider on a national level. In addition, the Employer Services Division will face competition from other companies which provide each of these services separately such as the companies mentioned in the preceding subsections of this section "Competition" under this caption "Risk Factors" as it relates to substance abuse testing providers (including the laboratories which are vendors to the Employer Services Division), and local or regional investigative firms or private investigators (including vendors to the Employer Services Division) as it relates to background investigative services. Assuming that the combined operations of the Robert Stutman & Associates Consulting Division and the Employer Service Division achieve national status as a single source provider, there can be no assurance that existing or new companies will not enter the national marketplace to compete with these SAT operations.

      5. No Common Stock Dividends. SAT has not paid any cash dividends on the SAT Common Stock and, based on the Company's cash requirements and continuing losses, does not anticipate paying cash dividends on the SAT Common Stock in the foreseeable future.

      6. Depressive Effect on Market of Warrant or Option Exercises, Potential 144 Sales and Untimely Sales by Selling Stockholders. Any exercise of the outstanding SAT Common Stock purchase warrants of SAT will increase the shares available for public trading, which may depress the public market price for the SAT Common Stock. Pursuant to a Prospectus dated October 4, 1996 (the "October 4 Prospectus") SAT is offering an aggregate of 2,000,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of Common Stock purchase warrants expiring December 17, 1999 (the "December 17 Warrants"), all of which shares could be reoffered by the holders thereof. Because none of the holders is an "affiliate" of SAT (as such term is defined in Rule 405 under the Securities
Act), Gold & Wachtel, LLP, general counsel to SAT, is of the opinion that such holders will not require for resale of the underlying shares a prospectus naming them as selling stockholders and otherwise complying with Section 10(a)(3) of the Securities Act. In addition, as of December 31, 1996, selling stockholders named in the October 4 Prospectus were offering an aggregate of 4,048,621 shares of the SAT Common Stock when and if Common Stock purchase warrants expiring between May 17, 1997 and July 18, 2003 are exercised. The October 4 Prospectus also relates to the resale by selling stockholders named therein (including the Chairman of the Board and Chief Executive Officer of SAT) of an aggregate of 500,000 shares of the SAT Common Stock issued upon the acquisition of RSA and certain other shares previously issued upon the exercise of Common Stock purchase warrants and a stock option. This Prospectus relates to the issuance by SAT of (a) up to an aggregate of 3,180,000 shares of the SAT Common Stock issuable upon the exercise of the June 30 Warrants, most of the January __ Warrants and most of the Employee Warrants and (b) up to an aggregate of 2,500,000 shares issuable upon the conversion of the Convertible Notes, all of which 5,680,000 shares could be reoffered by the holders thereof. Because all but two of the holders are not "affiliates" of SAT (as such term is defined in Rule 405 under the Securities Act), Gold & Wachtel, LLP, general counsel to
SAT, is of the opinion that such holders will not require for resale of the underlying shares a prospectus naming them as selling stockholders and otherwise complying with Section 10(a)(3) of the Securities Act. This
Prospectus also relates to the offer by the Selling Stockholders of (x) an aggregate of 345,000 shares when and if one of the January ___ Warrants, the December 2 Warrants, the Directors Warrants and the Lenders Warrants are exercised and (y) an aggregate of 90,000 shares when and if the two holders of Employee Warrants who are affiliates of SAT exercise such Employee Warrants and offer to resell the underlying shares. Accordingly, because the last of the SAT warrants described in this paragraph do not expire until July 18, 2003, the potential exercises and conversions and the subsequent sales of the underlying shares may act as an overhang on the market for the SAT Common Stock for a long period.

      As of December 31, 1996, there were also reserved for issuance: (a) 175,495 shares of SAT Common Stock issuable upon the exercise at exercise prices ranging between $1.87 and $4.00 per share of Common Stock purchase warrants expiring between September 16, 1997 and December 17, 1997; (b) 61,250 shares issuable upon the exercise at exercise prices ranging between $1.0625 and $4.00 per share of Common Stock purchase warrants expiring between May 17, 1997 and September 1, 1998; (c) 77,500 shares issuable upon the exercise at exercise prices ranging between $2.00 and $2.50 per share of Common Stock purchase warrants expiring between September 1, 1998 and December 31, 2001; (d) 185,207 shares issuable upon the conversion of the shares of the Class A Preferred Stock, $.01 par value (the "Class A Preferred Stock"); (e) 60,000 shares issuable upon the exercise at $1.9375 per share of Common Stock purchase warrants expiring November 15, 1998 issued to non-employee directors of SAT and a consultant; (f) 500,000 shares issuable upon the exercise of three Common Stock purchase warrants expiring November 15, 1998 (as to 200,000 shares at $1.9375 per share), November 15, 2000 (as to 150,000 shares at $3.00 per share) and November 15, 2000 (as to 150,000 shares at $2.00 per share) issued to a director in connection with his services in a capacity other than as a director, including those related to the then pending private placement pursuant to Regulation D under the Securities Act; (g) 300,000 shares issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring April 17, 1999 issued to the same director for other services not in his capacity as a director; (h) 235,000 shares issuable upon the exercise at exercise prices ranging between $1.875 and $2.8125 per share of Common Stock purchase warrants expiring between August 27, 1998 and July 18, 2003 issued to employees of the Company; (i) 189,376 shares issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring March 31, 1999 issued to RSA as a consultant to ProActive in consideration of its services rendered to ProActive operations (the warrant being divided among the RSA shareholders after the acquisition of RSA by SAT);
(j) 792,000 shares issuable upon the exercise at $2.125 per share and 108,000 shares issuable upon the exercise at $3.125 per share of Common Stock purchase warrants expiring May 20, 1999 issued to the RSA shareholders as part of the RSA purchase price; (k) 200,000 shares issuable upon the exercise at $2.125 per share and 400,000 shares issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring May 12, 2003 issued to the President of SAT; (l) 700,000 shares issuable upon the exercise at $2.4375 per share of a Common Stock purchase warrant expiring February 26, 1999 issued to a consultant to SAT for financial public relations services; (m) 100,000 shares issuable upon the exercise at $2.17 per share of Common Stock purchase warrants expiring October 19, 2000 issued to the placement agents for a private placement pursuant to Regulation S under the Securities Act; and (n) 150,000 shares issuable upon the exercise at $2.25 per share of a Common Stock purchase warrant expiring January 29, 2000 issued to an individual in connection with settlement of a litigation against SAT. The 4,048,621 shares of the SAT Common Stock issuable upon the exercise of the warrants described in this paragraph have all been registered under the Securities Act for resale by the holders thereof and, as indicated in the preceding paragraph, are being offered pursuant to the October 4 Prospectus. All of the foregoing Common Stock purchase warrants were granted at or above the fair market value of the SAT Common Stock on the respective date of grant. If all of the 4,048,621 shares issuable upon the exercises of the foregoing Common Stock purchase warrants, the 185,207 shares issuable upon the conversion of the Class A Preferred Stock, the aggregate of 500,000 and other outstanding shares and the aggregate of 3,130,000 shares issuable upon the exercise of the December 17 Warrants, the January __ Warrants, the Employee Warrants, the December 2 Warrant, the Directors Warrants and the Lenders Warrants as described in the preceding paragraph and, after July 1, 1997, the aggregate of 5,000,000 shares that could be issued upon the conversions of the Convertible Notes and the exercises of the June 30 Warrants, or a substantial number of the foregoing shares, were publicly sold over a short time period, the market price of the SAT Common Stock could decline significantly because the market might lack the capacity to absorb a large number of shares during a brief period. Such a decline in market price may make the terms of any future financing more difficult for SAT to consummate on a favorable basis.

      To the extent that the Good Ideas Merger is consummated, shares of the SAT Common Stock will be issued to the minority stockholders of Good Ideas. To the extent that the U.S. Drug Merger is consummated, shares of the SAT Common Stock will be issued to the minority stockholders of U.S. Drug. The aggregate of these shares of the Common Stock issued on such transactions will, with limited exceptions, be freely tradable and, if a substantial number of these shares were offered for sale at the same time, such offerings could have the same adverse impact as described in the preceding paragraph.

      7. Technological Changes. The substance abuse testing industry is a technological sensitive industry in that companies are constantly developing new methods and making changes to current methods for substance abuse detection in order to remain competitive. SAT competes, and, when its development stage for a saliva based test and a urine based test are completed, U.S. Drug will compete, with larger companies such as those named under the section "Competition" under this caption "Risk Factors," many of which have substantially greater financial resources available to them to invest in the research and development of their products than SAT and U.S. Drug. These competitors may develop products in the future which may render SAT's and U.S. Drug's products obsolete or non-competitive from a pricing point of view. To remain competitive, SAT and U.S. Drug may require substantial financial resources for personnel and other costs to conduct research and update current products to reflect the technological advances; however, such financial resources may not be available. See the section "Need for Financing" under this caption "Risk Factors."

      8. Market Limitation for Alcohol Testing Products. The potential markets for SAT's alcohol testing products may be substantially limited to the ones in which it currently sells - law enforcement, correctional facilities, medical and clinical facilities, alcohol treatment centers and emergency rooms. This market insofar as alcohol testing is concerned may be saturated and the opportunity for growth limited; however, management of SAT believes that the demand for alcohol testing could grow in the industrial market, in which SAT does some current selling, on a broader basis as did the demand for drug testing at an earlier date. There can be no assurance that such growth will occur or that, if the growth occurs, SAT will successfully penetrate the industrial market.

      9. Possible Market Making Restrictions. Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, any soliciting broker-dealers will be prohibited from engaging in any market making activities regarding SAT's securities for two business days prior to any solicitation activity on behalf of the Selling Stockholders or the termination of any right that soliciting broker-dealers may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, soliciting broker-dealers may be unable to continue to provide a market for SAT's securities during certain periods while the Warrants or the Options are exercisable.

                                    DILUTION

      As of September 30, 1996, there were 35,603,092 shares of the SAT Common Stock outstanding and the net tangible book value of SAT was $1,119,735 or $.03 per share of the SAT Common Stock. Subsequent to September 30, 1996, Common Stock purchase warrants for 427,499 shares were exercised for gross proceeds of $441,598. The effect of these exercises increases the net tangible book value per share to $.04. Net tangible book value per share of the SAT Common Stock is the tangible assets of SAT less all liabilities, minority interests in subsidiaries and the Class A Preferred Stock liquidation preference divided by the number of shares of the SAT Common Stock outstanding. If all shares of the Class A Preferred Stock are converted into shares of the SAT Common Stock, SAT would have 36,215,798 shares of the SAT Common Stock outstanding with a net tangible book value of $1,767,118 or $.05 per share of the SAT Common Stock. If all of the outstanding Common Stock purchase warrants were exercised, including the June 30 Warrants for 2,500,000 shares, and a maximum of 3,636,364 shares were issued on the conversion of the Convertible Notes and the exercise of the other warrants issued between October 1, 1996 and December 20, 1996, SAT would have 49,533,908 shares of the SAT Common Stock outstanding with a net tangible book value of $27,616,484 or $.56 per share of the SAT Common Stock.

      The following table reflects the maximum potential dilution that may be incurred by the various holders of the Warrants after the exercise of their respective Warrants and assuming the conversion of the Class A Preferred Stock as described in the preceding paragraph:

            Net tangible book value per share before Warrant Exercise   $ .05
            Dilution per share to $1.375 Convertible Note Holders       $1.325
            Dilution per share to $1.8125 Warrantholders                $1.7625
            Dilution per share to $2.00 Warrantholders                  $1.95
            Dilution per share to $2.125 Warrantholders                 $2.075


      Shares of the SAT Common Stock issuable upon the exercise of the Warrants and the Convertible Notes are at the following exercise prices per share:
3,363,364 at $1.375; 50,000 at $1.8125, 3,300,000 at $2.00 and 185,000 at
$2.125.
        The actual dilution will be determined based on the actual shares issued and the proceeds received therefrom.

      Those investors purchasing shares of the SAT Common Stock from the Selling Stockholders would have a dilution of $1.575 per share based upon a market price of $1.625 on December 26, 1996.

                                 USE OF PROCEEDS

      The amount of the net proceeds arising from the exercises of the Warrants is not ascertainable because there can be no assurance of any such exercises. SAT will use these proceeds, if any, for general corporate purposes including salaries and working capital in no allocable order of priority. If all of the Warrants as to which the underlying shares are being offered pursuant to this Prospectus, whether by SAT or by the Selling Stockholders, were exercised, SAT would realize gross proceeds of $7,282,500. If less than all of the Warrants are exercised, the amount available for working capital would be reduced. SAT will receive no proceeds from the sales by the Selling Stockholders of the shares of the SAT Common Stock to be offered by them. SAT will receive no proceeds upon the conversion of the Convertible Notes; however, SAT's obligation to pay loans aggregating $5,000,000 in principal amount will be cancelled.


                              SELLING STOCKHOLDERS

      The table below sets forth (1) the number of shares of the SAT Common Stock (an aggregate of 345,000) registered under the Securities Act pursuant to the Registration Statement and to be offered by the Selling Stockholders named in the following table pursuant to this Prospectus; (2) the number of shares of the SAT Common Stock owned beneficially by each such Selling Stockholder as of December 31, 1996 before and after such offering; and (3) the percentage of beneficial ownership before and after the offering. Because a January Warrant to purchase 500,000 shares of the SAT Common Stock is not currently exercisable as to such shares (see the paragraph succeeding the table), Gold & Wachtel, LLP, general counsel to SAT is of the opinion that these shares may be registered under the Securities Act pursuant to the Registration Statement for issuance by SAT. Because the holder is not, nor are any persons associated with such holder, an affiliate of SAT as such term is defined in Rule 405 under the Securities Act, in the opinion of Gold and Wachtel, LLP, general counsel to SAT, the holder is not required, upon resale after exercise, to deliver a prospectus naming such holder as a Selling Stockholder and otherwise complying with Section 10(a)(3) under the Securities Act.

                                            Number of Shares                       Percentage (1)
                                 -----------------------------------------       -----------------
Name                             Before              Offered         After       Before      After
----                             ------              -------         -----       ------      -----
Alan I. Goldman(2)                20,000(3)           10,000          10,000       nil        nil

Capital Strategists, Inc         600,000(4)          100,000         500,000       1.6%       1.4%

John C. Lawn(2)                   20,000(3)           10,000          10,000       nil        nil

Peter M. Mark(2)                 587,600(3)           10,000         577,600       1.6%       1.6%

Michael S. McCord(2)             214,441(5)           10,000         204,441       nil        nil

Lee S. Rosen(2)                1,478,648(6)           10,000       1,468,648       4.0%       4.0%

Steven A. Cohen                1,748,100(7)            5,000       1,743,100       4.9%       4.9%

S.A.C. Capital
   Associates, LLC               604,100(8)            5,000         599,100       1.7%       1.7%

Robert Muccini(9)                 40,000(10)          40,000             -0-       nil        -0-

Dennis Wittman(9)                 50,000(10)          50,000             -0-       nil        -0-

---------------------

(1) The percentages computed in this column of the table are based upon 35,830,591 shares of the SAT Common Stock outstanding on December 31, 1996 and effect being given, where appropriate, pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act, to shares issuable upon the exercise of Warrants which are currently exercisable or exercisable within 60 days of December 31, 1996.

(2)   A director of SAT.

(3) The shares reported in the table as being beneficially owned reflect or include (a) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 (the "November 15 Warrant") and (b) 10,000 shares of the SAT Common Stock issuable at $1.25 per share upon the exercise of a Directors Warrant, both issued to the holder as a director of SAT who is not employed by SAT or a subsidiary thereof. The holder is offering only the shares described in (b) pursuant to this Prospectus and is offering the shares described in (a) pursuant to the October 4 Prospectus.

(4) The shares reported in the table as being beneficially owned reflect the shares issuable upon the exercise of the January ___ Warrants. The holder is only offering pursuant to this Prospectus 100,000 shares of the SAT Common Stock because the January ___ Warrant is currently exercisable as to such shares and, accordingly, does not meet all of the standards set forth in the introductory paragraph to this table.

(5) The shares reported in the table as being beneficially owned include (a) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 issued to Mr. McCord as a consultant to the Board of Directors of SAT and (b) 10,000 shares of the SAT Common Stock issuable at $1.8125 per share upon the exercise of a Directors Warrant issued to Mr. McCord on the same basis as described in Note (3) to this table. He is offering only the shares described in (b) pursuant to this Prospectus and is offering the shares described in (a) pursuant to the October 4 Prospectus.

(6) The shares reported in the table as being beneficially owned include (a) 200,000 shares of the SAT Common Stock issuable at $2.00 per share upon the exercise of the December 2 Warrant; (b) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a November 15 Warrant issued to Mr. Rosen as a director on the same basis as described in Note (3) to this table; (c) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.8125 per share of a Directors Warrant issued to him as a director on the same basis as described in Note
      (3) to the table; (d) 200,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998; (e) 150,000 shares of the SAT Common Stock issuable upon the exercise at $3.00 per share of a Common Stock purchase warrant expiring November 15, 2000; (f) 150,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring November 15, 2000; and (g) 300,000 shares of the SAT Common Stock issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring April 17, 1999. Mr. Rosen is offering only the shares described in (a) and (c ) pursuant to this Prospectus and is offering all of the other shares pursuant to the October 4 Prospectus.

(7) The shares reported in the table as being beneficially owned reflect (a) 1,743,100 shares of the SAT Common Stock as reported in a Schedule 13D, as amended, filed by the holder and another and (b) 5,000 shares of the SAT Common Stock issuable at $1.8125 per share upon the exercise of a Lenders Warrant. The shares reported in the table do not reflect (x) 2,500,000 shares of the SAT Common Stock issuable upon the conversion of a Convertible Note and (y) 1,250,000 shares of the SAT Common Stock issuable at $2.00 per share upon the exercise of a June 30 Warrant because neither the Convertible Note is convertible, nor the June 30 Warrant is exercisable, at December 31, 1996 or within 60 days after December 31, 1996. The holder is offering only the shares described in (b) pursuant to this Prospectus. Mr. Cohen filed the
      Schedule 13D, as amended, with S.A.C Capital Advisors, LLC because their joint beneficial ownership may constitute ownership by a "group" as such term is defined in Rule 13d-5(b) under the Exchange Act. Based on the
      Schedule 13D, as amended, and the subsequent grants by SAT, the group beneficially owned an aggregate of 2,352,200 shares of the Common Stock or 6.6% of the outstanding shares at December 31, 1996.

(8) The shares reported in the table as being beneficially owned reflect (a) 599,100 shares of the SAT Common Stock as reported in a Schedule 13D, as amended, filed by the holder and another and (b) 5,000 shares of the SAT Common Stock issuable at $1.8125 per share upon the exercise of a Lenders Warrant. The Schedule 13D, as amended, reported that S.A.C. Capital Associates, LLC, an Anguillan limited liability company, acquired the foregoing securities, but, because S.A.C. Capital Advisors, LLC, a Delaware limited liability company, has voting and dispositive power over the securities, the latter was deemed to be the beneficial owner thereof. The shares reported in the table do not reflect (x) 2,500,000 shares of the SAT Common Stock issuable upon the conversion of a Convertible Note and (y) 1,250,000 shares of the SAT Common Stock issuable at $2.00 per share upon the exercise of a June 30 Warrant because neither the Convertible Note is convertible, nor the June 30 Warrant is exercisable, at December 31, 1996 or within 60 days after December 31, 1996. The holder is offering only the shares described in (b) pursuant to this Prospectus. See Note (7) to this table for information as to group ownership.

(9)   An executive officer of SAT.

(10) The shares reported in the table as being beneficially owned and being offered pursuant to this Prospectus reflect shares of the SAT Common Stock issuable at $2.125 per share upon the exercise of an Employee Warrant.

                              PLAN OF DISTRIBUTION

      Each of the holders of (1) the Directors Warrants to purchase an aggregate of 50,000 shares of the SAT Common Stock, (2) the Lenders Warrants to purchase an aggregate of 10,000 shares of the SAT Common Stock, (3) the December 2 Warrant to purchase 200,000 shares of the SAT

Common Stock, (4) a January ___ Warrant to purchase 100,000 shares of the SAT Common Stock and (5) Employee Warrants to purchase an aggregate of 90,000 shares of the SAT Common Stock have advised SAT that, when and if he or it exercises any of the foregoing Warrants, all of which except the Employee Warrants are currently exercisable, the holder may, from time to time, offer these shares pursuant to the Prospectus as a Selling Stockholder at the prices then prevailing on the American Stock Exchange or in isolated transactions, at negotiated prices, with institutional or other investors and that the holder has engaged no underwriter to act for him, or it, although sales may be effected for each of such holders through his or its personal broker-dealer.

      In addition, the holders of the June 30 Warrants, the January ___ Warrants (as to 500,000 shares), the Employee Warrants (as to 95,000 shares) and the Convertible Notes have advised SAT that, when and if they exercise or convert their respective securities, they may, from time to time, sell the underlying shares of the SAT Common Stock in the manner described in the preceding paragraph. These securities become exercisable or convertible as follows:

      (1) The June 30 Warrants do not become exercisable, nor may the holders convert the Convertible Notes, until July 1, 1997.

      (2) The January ___ Warrants were granted to Capital Strategists, Inc. as compensation for financial public relations services. A January
            ___ Warrant to purchase 100,000 shares of the SAT Common Stock is exercisable immediately and the underlying shares are being offered by the holder as a Selling Stockholder pursuant to this Prospectus as described in the preceding paragraph. The other January ___ Warrants become exercisable pursuant to one of these alternative formulas: (1)(a) a January ___ Warrant becomes exercisable as to its 125,000 shares of the SAT Common Stock only if the closing bid price of the SAT Common Stock is $2.125 per share or higher, (b) a January
            __ Warrant becomes exercisable as to its 125,000 shares of the SAT Common Stock only if the closing bid price of the SAT Common Stock is $2.625 per share or higher, (c) a January ___ Warrant becomes exercisable as to its 125,000 shares of the SAT Common Stock only if the closing bid price of the SAT Common Stock is $3.25 per share or higher and (d) a January ___ Warrant becomes exercisable as to its 125,000 shares of the SAT Common Stock only if the closing bid price of the SAT Common Stock is $3.75 per share or higher, the closing bid price in each instance to be the average of the closing bid prices of the SAT Common Stock during the five prior trading days, or (2) the January ___ Warrants described in subparagraphs 1(a),
            (b), (c) and (d) become exercisable as to 60,000 shares of the SAT Common Stock for each $500,000 in value of the SAT Common Stock purchased by one or more of the holder's contacts up to a maximum of 500,000 shares of the SAT Common Stock.

      (3) Each of the Employee Warrants first becomes or, when granted, will first become exercisable as to a quarter of the shares of the SAT Common Stock subject thereto on the first anniversary of its date of grant and thereafter will become exercisable as to a quarter of the shares on the three successive anniversary dates. Each of the Employee Warrants expires or, when granted, will expire as to each installment three years after the date the Employee Warrant becomes exercisable as to such installment.

      The 5,595,000 shares of the SAT Common Stock underlying the June 30 Warrants, the January ___ Warrants (as to 500,000 shares), the Employee
Warrants (as to 95,000 shares) and the Convertible Notes have been registered under the Securities Act pursuant to this Registration Statement for issuance by SAT because no such security is currently exercisable or convertible. Because none of the holders of the foregoing Warrants and Convertible Notes is an affiliate of SAT as such term is defined in Rule 405 under the Securities Act, such holders will not, in the opinion of Gold & Wachtel, LLP, general counsel to SAT, require, after exercise or conversion in order to resell, a prospectus
(a) naming him or it as a Selling Stockholder with respect to the shares of the SAT Common Stock issuable upon the exercise or conversion and (b) otherwise complying with Section 10(a)(3) of the Securities Act.

      SAT, its officers, directors, affiliates and the Selling Stockholders are obligated to take such steps as may be necessary to ensure that the offer and sale by such parties of the 450,000 shares of the SAT Common Stock offered by this Prospectus (the "Distribution") shall comply with the requirements of the federal securities laws, including Rule 10b-6 (the "Rule") and other applicable anti-manipulation provisions of the Exchange Act.

      In general, Rule 10b-6 under the Exchange Act prohibits any person connected with the Distribution from directly or indirectly bidding for, or purchasing for any account in which he, she or it has a beneficial interest, any shares of the SAT Common Stock or any right to purchase shares of the SAT Common Stock, or attempting to induce any person to purchase shares of the SAT Common Stock or rights to purchase shares of the SAT Common Stock, until after he, she or it has completed his, her or its participation in the Distribution.

      SAT has advised its directors, officers and affiliates not to purchase any shares of the SAT Common Stock or other securities of the Company convertible into shares of the SAT Common Stock during the Distribution Period in violation of the Rules and Regulations promulgated under the Exchange Act, including, but not limited to, Rule 10b-6. These affiliated security holders are jointly and severally subject to a nine-business day waiting ("cooling-off") period prior to their commencement of offers or sales of their securities. They cannot make any bids or purchases during this period and while the distribution herein continues. This Rule is equally applicable to non-affiliated Selling Stockholders engaged in the Distribution as well as the other Rule 10b-6 restrictions applicable to the Selling Stockholders.

      Because the Selling Stockholders will be subject to the anti-manipulation provisions of Rule 10b-6, SAT will send written notice to all of them by certified mail at least two business days prior to the effective date of this Prospectus explaining their obligations under the Rule which begins two days prior to the commencement of any distribution and continuing throughout the period until their offers and sales terminate.

      Unless granted an exemption by the Commission from Rule 10b-6, any soliciting broker-dealers will be prohibited from engaging in any market making activities in SAT's securities for the period from two business days prior to any solicitation activity or the termination of any right that the underwriter and soliciting broker-dealers may have to receive a fee for the exercise of warrants following such solicitation. As a result, soliciting broker-dealers may be unable to continue to provide a market for SAT's securities during certain periods while the warrants are exercisable.

      SAT is bearing all costs relating to the registration of the shares of the SAT Common Stock offered by this Prospectus (other than fees and expenses, if any, of counsel or other advisers to the Selling Stockholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the SAT Common Stock will be borne by the Selling Stockholder selling such shares.


                                  LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for the Company by Gold & Wachtel, LLP, New York, New York.


                                MATERIAL CHANGES

      On November 8, 1996, SAT entered into a Convertible Loan and Warrant Agreement (the "Loan Agreement") with Steven A. Cohen and S.A.C. Capital Associates, LLC, an Anguilla limited liability company (collectively the "Lenders"), pursuant to which SAT borrowed $5,000,000 from the Lenders (the "Loan"). See Notes (7) and (8) to the table under "Selling Stockholders" for information as to the prior beneficial ownership by the Lenders of an aggregate of 2,342,200 shares of the SAT Common Stock. The Loan is evidenced by promissory notes (previously defined as the "Convertible Notes") which are due and payable on November 8, 1999 and bear interest at the rate of seven percent per annum, payable quarterly. The Convertible Notes may not be prepaid without the consent of the Lenders and may not be assigned or negotiated without the consent of SAT. The Convertible Notes are convertible into shares of the SAT Common Stock at any time after July 1, 1997 at a conversion price (the "Conversion Price") of $2.00 per share. The Conversion Price is subject to a downward adjustment (the "Market Price Adjustment") during the period from May 1, 1997 through May 1, 1998 based on the average market price for shares of the SAT Common Stock over the preceding 65 trading days excluding the date that either Lender sold shares of the SAT Common Stock in an Open Market Transaction (as hereinafter defined) and the trading days that are within 21 days of such date, provided that the Conversion Price will not be reduced below $1.375 as a result of this adjustment.

      In addition, the Conversion Price is subject to reduction pursuant to certain anti-dilution provisions, if SAT sells shares at less than the Conversion Price, or issues options or convertible securities which can be exercised at a price less than the Conversion Price.

      Under the Loan Agreement, as long as any portion of the Convertible Notes are outstanding and thereafter as long as certain conditions are met, the Lenders may designate one person to be nominated by SAT for election to SAT's Board of Directors or may exercise observer rights at meetings of the Board of Directors. The Agreement also imposes certain negative and affirmative covenants on SAT as long as any balance remains outstanding under the Convertible Notes. These covenants, among other matters, restrict SAT's ability to engage in acquisitions (other that the proposed acquisitions of SAT's two majority owned subsidiaries, Good Ideas and U.S. Drug) of companies that are not engaged exclusively in, or engaged in a business directly related to, the business of substance abuse testing, to pay dividends, to incur indebtedness (as defined in the Loan Agreement) senior to the Convertible Notes, to engage in certain related party transactions, to assign the rights in certain intellectual property, to terminate the employment of SAT's chief executive officer, to incur other indebtedness (as defined in the Loan Agreement) in excess of $1,000,000, to sell or otherwise dispose of any subsidiary or division of the corporation (with the exception of Good Ideas), to engage in other transactions with a value in excess of $1,000,000, and to amend SAT's Certificate of Incorporation or Bylaws or enter into any agreement that would adversely affect the rights and priorities of the Lenders. The Lenders also have the right to purchase additional shares of the Common Stock in any capital raising transaction through any public or private sale of shares of the SAT Common Stock effected by SAT and to acquire additional shares under certain other circumstances.

      In addition, pursuant to the Loan Agreement, the Lenders purchased for $1,000 the June 30 Warrants which consists of Warrants to purchase an aggregate of 2,500,000 shares of the SAT Common Stock at an exercise price of $2.00 per share. The June 30 Warrants are not exercisable to any extent before July 1, 1997 and thereafter are exercisable only to the extent that, when added together with any other shares beneficially owned by the Lenders, would not result in the Lenders being deemed to be greater than ten percent stockholders subject to Section 16 of the Exchange Act . Notwithstanding the foregoing, the Warrants become fully exercisable on July 1, 1997 and expire on June 30, 2000. The number of shares of the SAT Common Stock which may be purchased pursuant to the June 30 Warrants is subject to a downward adjustment, but not less than 2,000,000 shares, in the event that the Conversion Price of the Notes is reduced, such that the number of shares purchasable pursuant to the June 30 Warrants will be reduced at a rate of one share for each 2.2727 additional shares of the SAT Common Stock which may be obtained upon conversion of the Convertible Notes as a result of any Market Price Adjustment. In addition, the exercise price is subject to reduction and the number of shares that may be purchased under the June 30 Warrants is subject to increase pursuant to certain antidilution provisions if SAT sells shares at less than the exercise price. The June 30 Warrants are transferable subject to compliance with the Securities Act.

      Under the Loan Agreement, SAT agreed promptly to register under the Securities Act of 1933 the shares issuable upon the conversion of the Convertible Notes and the exercise of the June 30 Warrants. This Registration Statement was filed to fulfill such commitment. In the event the registration statement had not been filed and SAT did not use its best efforts to have the registration statement declared effective by February 6, 1997, SAT would have had to pay the Lenders a cash penalty equal to ten percent of the outstanding principal under the Convertible Notes. In addition, during times (if any) when SAT has not maintained the registration statement in effect for a specified period or has failed to keep current any prospectus forming a part of such registration statement, SAT must pay the Lenders a cash penalty equal to ten percent of the outstanding principal under the Convertible Notes. Furthermore, the exercise price of the June 30 Warrants may be paid by using shares otherwise issuable thereunder if SAT does not comply with certain registration requirements. SAT and the Lenders entered into a Registration Rights Agreement, pursuant to which the Lenders have "piggyback" rights to include shares in any registration statement filed by SAT, and on one occasion to demand registration of shares if the shares issued upon conversion of the Convertible Notes or exercise of the June 30 Warrants are not freely tradable. The right to demand registration may be assigned to a transferee of the securities.

      The Lenders have, as part of the Loan Agreement, agreed with SAT to certain volume restrictions on Open Market Transactions (as defined below) involving sales of the shares of the SAT Common Stock owned by them as of the date of the Agreement after the first 1,000,000 owned shares sold in Open Market Transactions. After the sale of 1,000,000 such owned shares in Open Market Transaction, the Lenders have agreed that, unless waived by SAT, they will not sell any of the remaining owned shares in Open Market Transactions unless: (i) the sales price for such shares (before any fees or commissions) is equal to or greater than the "Limit Price" (defined in the Loan Agreement as $2.00 per share subject to certain adjustments), (ii) the volume of shares sold by the Lenders on any trading day at a price below the Limit Price (before any fees or commissions) does not exceed 25% of the average daily trading volume of the SAT Common Stock reported for the five trading days immediately preceding the date of such sale, provided that any sales by the Lenders during the immediately preceding five trading days at a price below the Limit Price shall be excluded from the calculation of the average daily trading volume, or (iii) such shares are sold at the best offer price. For purposes of the Loan Agreement, the term "Open Market Transactions" means transactions that are reported on the consolidated quotation system other than block trades (as defined under Exchange Act Rule 10b-18). These volume sales limitations do not extend to any other transactions in the shares of the SAT Common Stock or to any shares of the SAT Common Stock that the Lenders may acquire after November 8, 1996.

      As a result of the five non-employee directors receiving the Directors Warrants as part of their annual compensation, the Lenders received the Lenders Warrants.

      Effective as of August 1, 1996, SAT relocated its executive offices from Rancho Cucamonga, California to Ft. Lauderdale, Florida. On November 14, 1996, Linda H. Masterson agreed to relinquish the title and duties as SAT's Chief Operating Officer while retaining the title and duties of President of SAT. Ms. Masterson will remain based in California with primary responsibility for bringing U.S. Drug's products to market, restructuring SAT's alcohol testing business and supervising the day-to-day operations of SAT's BioTox Division. Ms. Masterson is a member of a newly formed management committee whose other members are SAT's Chief Executive Officer, its Chief Financial Officer, its Vice President, Sales and Marketing and two other designated persons.

      As a condition precedent to making its loans, the Lenders required that Robert Stutman, the Chairman of the Board, the Chief Executive Officer and a director of SAT, and Brian Stutman, Vice President, Sales and Marketing of SAT since December 3, 1996, surrender their secured position with respect to their promissory notes due May 21, 1997 (the "Promissory Notes") in the principal amount of $239,760 and $160,240, respectively, which they had received on May 21, 1996 as partial payment for their share ownership in RSA, and agree that the notes would not be paid prior to the Convertible Notes except through the issuance of shares of the SAT Common Stock. In consideration of this sacrifice, the Board of Directors of SAT authorized on December 3, 1996 that the exercise price of $3.135 per share be reduced to $2.125 per share on Robert Stutman's Common Stock purchase warrant expiring May 20, 1999 to purchase 474,750 shares of the SAT Common Stock and on Brian Stutman's Common Stock purchase warrant also expiring May 20, 1999 to purchase 317,250 shares of the SAT Common Stock. On the same day, the Messrs. Stutman surrendered their Promissory Notes, the principal amount and interest thereon being used to allow Robert Stutman to exercise his Common Stock purchase warrant expiring December 13, 1998 for 127,500 shares as to 124,375 shares and Brian Stutman to exercise his Common Stock purchase warrant also expiring December 13, 1998 as to all 72,500 shares subject thereto and his Common

Stock purchase warrant expiring March 31, 1999 for 70,500 shares as 10,624 shares, thereby permitting SAT to cancel an aggregate of $415,000 in indebtedness to them ($400,000 in principal and $15,000 in interest).

      On June 20, 1996, the SAT Board authorized SAT to engage a consultant for whom the consideration was to be 200,000 shares of the SAT Common Stock. Mr. Rosen fulfilled SAT's obligation to such consultant by delivery of his own shares. In consideration thereof, on December 3, 1996, the SAT Board authorized
(1) Mr. Rosen's exercise of a Common Stock purchase warrant expiring November 15, 1998 as to 200,000 shares of the 400,000 shares of the SAT Common Stock subject thereto, the consideration therefor being the value of the consultant's services (i.e., the product of 200,000 shares and the closing sales price of $2.875 per share on June 20, 1996 or $575,000); (2) the issuance to Mr. Rosen of the December 2 Warrant to purchase 200,000 shares of the SAT Common Stock at $2.00 per share; and (3) a reduction in the exercise price of his Common Stock purchase warrant expiring November 15, 2000 to purchase 150,000 shares of the SAT Common Stock from $4.00 to $2.00 per share.


                     COMMISSION POSITION ON INDEMNIFICATION

      The SAT Board of Directors has authorized indemnification of directors and officers of SAT to the fullest extent permitted by Delaware law.

      Section 145(a) of the GCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Under Section 145(b) of the GCL, a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

      In addition, under Section 145(f) of the GCL, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SAT pursuant to the foregoing provisions, or otherwise, SAT has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SAT of expenses incurred or paid by a director, officer or controlling person of SAT in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SAT will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this CONVERTIBLE NOTES AND 450,000 SHARES Prospectus nor any sale made hereunder shall, under OFFERED BY SELLING STOCKHOLDERS any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information ...................................................     2
Incorporation of Certain Information
   By Reference .........................................................     3
The Company .............................................................     4
Risk Factors ............................................................     6
Dilution ................................................................    14
Use of Proceeds .........................................................    15
Selling Stockholders ....................................................    15
Plan of Distribution ....................................................    18
Legal Matters ...........................................................    21
Material Changes ........................................................    21
Commission Position on
   Indemnification ......................................................    25

Until ________________, 1997 (40 days after the date of the Prospectus), all dealers effecting transaction in securities offered hereby, whether or not participating in this distribution, may be required to deliver a prospectus.

SUBSTANCE ABUSE
  TECHNOLOGIES, INC.

3,180,000 SHARES OF SAT COMMON STOCK
ISSUABLE UPON EXERCISE OF WARRANTS,
2,500,000 SHARES OF SAT COMMON STOCK
ISSUABLE UPON CONVERSION OF

                           __________________________

                                   PROSPECTUS

                           __________________________

                            _____________ ___, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.   Other Expenses of Issuance and Distribution.

      The following is an estimate of expenses, except for the registration fee, to be incurred by Substance Abuse Technologies, Inc. (the "Registrant" or "SAT") for the issuance and distribution of the securities being registered hereby.

            Registration Fee....................................       $ 3,739
            Accountants' Fees and Expenses......................        15,000
            Legal Fees and Expenses.............................        20,000
            Printing, Transfer Agent and
               Other Miscellaneous Expenses.....................        16,261
                                                                       -------
                        Total                                          $55,000

Item 15.     Indemnification of Directors and Officers.

      The Board of Directors of the Registrant has authorized indemnification of directors and officers of the Registrant to the fullest extent permitted by Delaware law.

      Section 145(a) of the General Corporation Law of Delaware (the "GCL") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Under Section 145(b) of the GCL, a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

      In addition, under Section 145(f) of the GCL, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.


      The Registrant has obtained insurance to cover certain of the above-described indemnifications.

      For information as to a limitation on indemnification of directors, officers and controlling persons of the Registrant, see Item 17 to this Registration Statement.

Item 16.    Exhibits to Form S-3.

      All of the following exhibits designated with a footnote reference are incorporated herein by reference to a prior registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), or a periodic report filed by SAT pursuant to Section 13 of the Securities Exchange Act of 1934, as amended. An exhibit marked with an asterisk is filed with this Registration Statement.

Number    Exhibits
------    --------

2(a) Copy of Agreement and Plan of Merger dated as of April 12, 1996 by and among SAT, Good Ideas Acquisition Corp. and Good Ideas Enterprises, Inc., a Delaware corporation ("Good Ideas"). (1)

2(b) Copy of Agreement and Plan of Merger dated as of April 23, 1996 by and among SAT, U.S. Drug Acquisition Corp. and U.S. Drug Testing, Inc. ("U.S. Drug"). (2)

4(a)  Specimen of Common Stock certificate of SAT.

Number    Exhibits
------    --------

4(b) Specimen of Class "A" Cumulative and Convertible Preferred Stock certificate of SAT. (3)

4(c)    Specimen of Class "B" Non-Voting Preferred Stock certificate of SAT. (4)

4(d) Copy of Convertible Loan and Warrant Agreement dated November 8, 1996 by and between SAT, S.A.C. Capital Associates, LLC and Steven A. Cohen. (5)

4(d)(1) Form of Registration Rights Agreement is Exhibit A to Exhibit 4(d) hereto.


4(d)(2) Form of Convertible Senior Promissory Note due November 8, 1999 is
        Exhibit B to Exhibit 4(d) hereto. (5)

4(d)(3) Form of Common Stock Purchase Warrant expiring June 30, 2000 is Exhibit
        C to Exhibit 4(d) hereto.

4(e)*   Form of Common Stock purchase warrant expiring November 15, 1999.

        SAT's Common Stock purchase warrants expiring November 15, 1999, December 2, 1999 and three years from the effective date of this Registration Statement are substantially identical to the form of Common Stock purchase warrant filed as Exhibit 4(e) hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction 2 to Item 601 of Regulation S-K under the Securities Act are not individually filed.

4(f)*   Form of Common Stock purchase warrant with deferred exercise.

        SAT's Common Stock purchase warrants expiring three years from the effective date of this Registration Statement and those issued or to be issued to employees, of which the currently outstanding warrants expire between September 11, 2000 and January 1, 2001, are substantially identical to the form of Common Stock purchase warrant filed as Exhibit 4(f) hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction 2 to Item 601 of Regulation S-K under the Securities Act are not individually filed.

5(a)*   Opinion of Gold & Wachtel, LLP.

Number       Exhibits
------       --------
23(a)*       Consent of Ernst & Young LLP.

23(b)*       Consent of Ernst & Young LLP.

23(c)*       Consent of Wolinetz, Gottlieb & Lafazan, P.C.

23(d) Consent of Gold & Wachtel, LLP is included in their opinion filed as Exhibit 5 hereto.

1. Filed as an Exhibit to Good Ideas Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by this reference.

2. Filed as an exhibit to U.S. Drug's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by this reference.

3. Filed as an exhibit to SAT's Registration Statement on Form S-18, File No. 33-29718, and incorporated herein by this reference.

4. Filed as an exhibit to SAT's Registration Statement on Form S-1, File No. 33-47855, and incorporated herein by this reference.

5. Filed as an exhibit to Amendment 2 to Schedule 13D filed by Steven A. Cohen on November 12, 1996, and incorporated herein by this reference.


Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

      2. That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to belief that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January , 1997.

                              SUBSTANCE ABUSE TECHNOLOGIES, INC.
                                          (Registrant)

                              By:___________________________________________
                                    Robert Stutman, Chairman and
                                    Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this amendment to a registration statement has been signed by the following persons in the capacities indicated on January , 1997.

Signature                                      Title
---------                                      -----

_______________________________                Principal Executive Officer
Robert Stutman                                 and Director

_______________________________                Chief Financial and
Dennis Wittman                                 Accounting Officer

_______________________________                Director
Alan I. Goldman

_______________________________                Director
John C. Lawn

_______________________________                Director
Peter M. Mark

_______________________________                Director
Linda H. Masterson

_______________________________                Director
Lee S. Rosen

                                  EXHIBIT INDEX
                       SUBSTANCE ABUSE TECHNOLOGIES, INC.
                       REGISTRATION STATEMENT ON FORM S-3
                                 EXHIBITS FILED
                       TO FORM S-3 REGISTRATION STATEMENT


                                                                          Page
Number Exhibits                                                           Number
------ --------                                                           ------
4(e)   Form of Common Stock purchase warrant expiring November 15, 1999.  E-2

4(f)   Form of Common Stock purchase warrant with deferred exercise.      E-11

5(a)   Opinion of Gold & Wachtel, LLP.                                    E-19

23(a)  Consent of Ernst & Young LLP relating to financial statements
       in Annual Report on Form 10-K.                                     E-21

23(b)  Consent of Ernst & Young LLP  relating to financial
       statements in Current Report on Form 8-K/A.                        E-22

23(c)  Consent of Wolinetz, Gottlieb & Lafazan, P.C.                      E-23


                                       E-1